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                                                                    EXHIBIT 99.4


                                                                    NEWS RELEASE

                        [CELERIS CORPORATION LETTERHEAD]


CONTACT: PAUL R. JOHNSON
         CHIEF FINANCIAL OFFICER
         (615) 341-0223


                           CELERIS CORPORATION ADOPTS
                          SHAREHOLDER RIGHTS AGREEMENT


NASHVILLE, Tennessee (March 6, 2001) -- Celeris Corporation (Nasdaq/NM:CRSC), a provider of specialty clinical research services to pharmaceutical, medical device and biotechnology companies, today announced that its Board of Directors has adopted a shareholder rights agreement designed to enhance the ability of shareholders to realize the long-term value of their investment in the Company.

         Barbara A. Cannon, president and chief executive officer of Celeris Corporation, said, "The rights are designed to assure that all of Celeris' shareholders receive fair and equal treatment and to guard against partial tender offers, squeeze-outs, open market accumulations and other abusive tactics to gain control of the Company without paying all shareholders a premium. It's important to note that no such takeover efforts have occurred to date, nor do we know of any which may occur in the future. However, with both our cash and book values currently in excess of our market value, this shareholder rights plan helps ensure the Company will have the opportunity to fulfill its strategic business plan and requires interested parties to deal directly with the Board of Directors."

         The rights agreement provides that one preferred stock purchase right will be payable on March 6, 2001, to the holders of record of Celeris' common stock on each outstanding share at the close of business on that date. The rights become exercisable only if an entity acquires, without approval of Celeris' Board of Directors, 15% or more of Celeris' common stock or announces a tender offer with the intention to do the same. Each right allows holders to acquire additional shares of common stock in either Celeris or an acquiring entity at a 50% discount to market.

         Shareholders do not need to take any action to receive the rights, and, until the rights become exercisable, the existing stock certificates will represent both the rights and the common shares. Details of the shareholder rights agreement are outlined in a letter that will be mailed to all Celeris shareholders.

         Celeris Corporation is a provider of specialty clinical research services and information technology services that expedite and streamline the clinical trial and regulatory submission process for pharmaceutical, medical device and biotechnology manufacturers.


                                      -MORE-

CRSC Adopts Shareholders'
   Protection Rights Agreement
Page 2
March 6, 2001


         This press release may contain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements of intent, belief or current expectations of Celeris Corporation and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements. Risks and uncertainties that may cause such differences include, but are not limited to the uncertainty of market acceptance of the Company's clinical research services; changes in the Company's backlog including potential cancellation, delay or change in the scope of client contracts for clinical research services; the Company's dependence on a single client for a material portion of the Company's revenues; the market acceptance of the Company's Internet capabilities; and other risk factors detailed in the Company's Securities and Exchange Commission filings, including the Company's Form 10-K for the year ended December 31, 1999.

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